UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

FARMERS & MERCHANTS BANCORP
(Exact name of registrant as specified in its charter)

Delaware	94-3327828
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

111 West Pine Street, Lodi, California	95240
(Address of principal executive offices)	(Zip Code)

Securities to be Registered Pursuant to Section 12(g) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Not Applicable	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates:  Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights
(Title of class)

EXPLANATORY NOTE

Farmers & Merchants Bancorp (the “Company”) hereby amends its Registration Statement on Form 8-A, dated August 8, 2008, as amended (the “Form 8-A”), as follows:

Item 1.	Description of Securities to be Registered.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

On February 18, 2016, the Company entered into Amendment No. 1 (the “Amendment”) to the Rights Agreement, dated as of August 5, 2008, as amended (the “Rights Agreement”), by and between the Company and Computershare Trust, N.A., a federally chartered, limited purpose trust company (as successor to Registrar and Transfer Company), as the duly appointed rights agent.

The Amendment extends the expiration date of the Company’s preferred stock purchase rights (the “Rights”) from the close of business on August 5, 2018, to the close of business on August 5, 2025 and effects certain other amendments as set forth in the Amendment.  At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s Series A Junior Participating Preferred Stock pursuant to the Rights Agreement will expire.

The Amendment also increases the purchase price per unit under the Rights Agreement from $1,200 per one one-hundredth of a share of Series A Junior Participating Preferred Stock, no par value (“Preferred Shares”), to $1,600 per one one-hundredth of a Preferred Share.

The Amendment also modifies the definition of “Beneficial Ownership” under the Rights Agreement to include certain derivative interests, by deleting Section 1(d)(i) of the Rights Agreement in its entirety and substituting in lieu thereof the following:

“(i) which such Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly, or has the right to become the beneficial owner (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, whether or not in writing (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise;”

The Amendment is attached hereto as Exhibit 4.2 and is incorporated herein by reference. The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of Exhibit 4.2.

Item 2.	Exhibits.

Item 2 of the Form 8-A is hereby amended by adding the following Exhibit 4.2, filed herewith:

Exhibit No.	Document Designation
4.1
Rights Agreement between Farmers & Merchants Bancorp and Computershare Trust, N.A., a federally chartered, limited purpose trust company (as successor to Registrar and Transfer Company), dated as of August 5, 2008, including Form of Right Certificate, incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A dated and filed August 8, 2008 (File No. 000-26099)

4.2
Amendment No. 1 to Rights Agreement, dated as of February 18, 2016, the Company and Computershare Trust, N.A., a federally chartered, limited purpose trust company (as successor to Registrar and Transfer Company), as Rights Agent (filed herewith).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 19, 2016

FARMERS & MERCHANTS BANCORP

By:	/s/ Stephen W. Haley

Stephen W. Haley
Executive Vice President & Chief Financial Officer

Index to Exhibits

Exhibit No.	Document Designation
4.1
Rights Agreement between Farmers & Merchants Bancorp and Computershare Trust, N.A., a federally chartered, limited purpose trust company (as successor to Registrar and Transfer Company), dated as of August 5, 2008, including Form of Right Certificate, incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A dated and filed August 8, 2008 (File No. 000-26099)

4.2
Amendment No. 1 to Rights Agreement, dated as of February 18, 2016, the Company and Computershare Trust, N.A., a federally chartered, limited purpose trust company (as successor to Registrar and Transfer Company), as Rights Agent (filed herewith).